Exhibit 99.1

News Release

Ritchie Bros. amends and extends Credit Facilities

September 21, 2021

•	US$750 million revolving credit facility to support operating cash flow needs and higher business volumes

•	US$295 million delayed-draw term loan, a portion of which may be used, in part, to fund the acquisition of Euro Auctions Limited, William Keys & Sons Holdings Limited, Equipment Sales Ltd and Equipment & Plant Services Ltd. and to refinance the outstanding CAD term loan at closing

•	Syndicate consists of 12 banks

VANCOUVER, September 21, 2021 /CNW/ - Ritchie Bros. Auctioneers Incorporated (NYSE & TSX; RBA, “Ritchie Bros.” and the “Company”), the world’s largest industrial auctioneer and a leading equipment distributor, is pleased to announce the closing of an amendment and extension of its credit agreement totaling US$1.045 billion with a syndicate of lenders comprising:

(1)	Multicurrency revolving facilities of up to US$750 Million (the “Revolving Facilities”), and,

(2)	A delayed-draw term loan facility of up to US$295 Million (the “Delayed-Draw Facility” and together with the Revolving Facilities, the “Facilities”).

The maturity date of the Facilities has been extended from October 27, 2023 to September 21, 2026. Drawn amounts under the Delayed-Draw Facility will amortize in equal quarterly installments in an annual amount of 5%, with the balance payable at maturity. The Facilities continue to be secured by the assets of the Company and certain of its subsidiaries in the United States and Canada.

“We are very pleased with the interest the banks expressed in participating in the extension and upsize of our syndicated credit facilities,” said Sharon Driscoll, Chief Financial Officer of Ritchie Bros. “The upsized debt arrangement provides us with increased financial flexibility relative to the previous debt arrangement and will help us achieve future growth initiatives, including our previously announced acquisition of Euro Auctions. Ritchie Bros.’ strong cash flow profile will assist with de-levering of our balance sheet following the acquisition of Euro Auctions. We would like to thank our syndicate of banking partners for their support and demonstrating their confidence in our business, especially during these uncertain times.”

BofA Securities, Inc. and RBC Capital Markets served as Joint Lead Arrangers and Joint Bookrunners. Bank of America, N.A. served as Administrative Agent and the Royal Bank of Canada as Syndication Agent.

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For investor inquiries, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

+1.510.381.7584

srathod@ritchiebros.com

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